EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

I.
PURPOSE

The purpose of this policy (the “Policy”) is to promote compliance with U.S. securities laws that (i) prohibit trading in securities of a company while aware of material nonpublic information about that company, commonly known as “insider trading,” or (ii) providing such information to other persons who may trade on the basis of that information, commonly known as “tipping.” No employee, officer or director of Martin Marietta Materials, Inc., and its subsidiaries (collectively “Martin Marietta” or the “Company”) may engage in insider trading, tipping or any other activity prohibited by this Policy.

II.
SCOPE – WHO IS COVERED BY THIS POLICY?

This Policy applies to all directors, officers and employees of Martin Marietta. Persons subject to this Policy are required to ensure that transactions which would otherwise be prohibited if engaged in by that person are not made by (a) their spouse, (b) family members who reside with them, (c) persons whose transactions in Martin Marietta securities are subject to their influence or control, or (d) accounts, family trusts, family partnerships and similar entities controlled by them or any of the individuals described in clauses (a) through (c).

Martin Marietta may determine from time to time that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such persons will be notified by the General Counsel.

III.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Some examples of information that could be regarded as material include:

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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance;
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Changes in dividend policy;
•
The offering of additional securities;
•
Pending or threatened material litigation;
•
Impending bankruptcy or the existence of severe liquidity problems; and
•
Material transactions, including acquisitions, divestitures, mergers, and tender offers.

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

Information that is not generally known or widely available to the public is typically considered to be “nonpublic” information. When in doubt, information obtained as an employee, officer or director of Martin Marietta that has not been announced broadly by Martin Marietta should be presumed to be material and non-public.

IV.
POLICY
A.
Prohibition of Insider Trading and Tipping

No director, officer or other employee of Martin Marietta (or any other person designated by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to Martin Marietta may:

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trade in Martin Marietta securities (except as otherwise specified in this Policy under the heading “Permitted Special Transactions” and “Rule 10b5-1 Plans” below);
•
recommend trading in Martin Marietta securities; or
•
assist anyone engaged in the above activities in violation of this Policy.

Similarly, persons covered by this Policy may not trade in securities of any other company while in possession of material nonpublic information about such company which they learned in the course of their employment with or service to Martin Marietta, such as information about acquisition negotiations with that other company.

B.
Prohibited Transactions for Directors and Executive Officers

Martin Marieta has determined that the following transactions present heightened legal risk, and it is Martin Marietta’s policy that directors and executive officers may not engage in any of the following transactions at any time:

•
short-term trading - purchasing Martin Marietta securities and then selling any Martin Marietta securities of the same class during the six months following the purchase or vice versa;
•
short sales - the sale of Martin Marietta securities that the seller does not own;
•
publicly traded options - put options, call options or other derivative securities of Martin Marietta on an exchange or in any other organized market;

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

•
hedging transactions – transactions in Martin Marietta securities including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, puts, calls, options, other derivative securities, exchange funds or short sales;
•
margin accounts and pledged securities – using Martin Marietta securities as collateral for a loan or holding Martin Marietta securities in a margin account;
•
standing and limit orders – using standing and limit orders in Martin Marietta securities (except standing and limit orders under Rule 10b5-1 Plans as described in greater detail under “Rule 10b5-1 Plans” below); and
•
dividend reinvestment plans (DRIPs) – using broker-sponsored or mutual fund-sponsored DRIPs to reinvest Martin Marietta dividends; any participation in such DRIP by a person becoming a director or executive officer must be reported to Martin Marietta and disgorged prior to such person’s election as a director or designation as an executive officer.
C.
Rule 10b5-1 Plans

Notwithstanding the prohibitions described above, persons subject to this Policy may transact in Martin Marietta securities pursuant to a plan (a “Rule 10b5-1 Plan”) established in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To comply with this Policy, a director or executive officer contemplating a Rule 10b5-1 Plan must provide a copy of the Rule 10b5-1 Plan to the General Counsel for review prior to adoption. Martin Marietta neither prohibits nor endorses Rule 10b5-1 Plans. The person entering into the Rule 10b5-1 Plan must ensure the Rule 10b5-1 Plan’s and the person’s full compliance with the Exchange Act. A Rule 10b5-1 Plan cannot be adopted during a quarterly blackout period or when the person is aware of material nonpublic information, and the first trade made pursuant to a Rule 10b5-1 Plan may not occur until after the required “cooling-off period” as specified in Rule 10b5-1(c) has expired. Directors and executive officers must promptly notify the General Counsel of any modification or termination of a Rule 10b5-1 Plan or any “non-Rule 10b5-1 trading arrangement” as specified in the Exchange Act.

D.
Permitted Special Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

•
Transactions under Martin Marietta Plans

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

o
Stock Option Exercises – this Policy does not apply to the exercise of a stock option acquired pursuant to a Martin Marietta equity incentive plan or to a transaction in which a person has elected to have Martin Marietta withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
o
Vesting of Restricted Stock and Similar Awards – this Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units, performance-based stock units or similar awards or to a transaction in which there is an election to have Martin Marietta withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit or performance-based stock unit. This Policy does apply, however, to any market sale of shares received upon settlement of any restricted stock unit, performance-based stock unit or similar award.
o
Employee Stock Purchase Plan – this Policy does not apply to periodic purchases under any employee stock purchase plan adopted by Martin Marietta, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent period. It would also apply to any sales of shares purchased under the plan.
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Transactions with Martin Marietta - purchases of Martin Marietta securities directly from Martin Marietta or sales of Martin Marietta securities directly to Martin Marietta not already discussed under “Transactions under Martin Marietta Plans” are not subject to this Policy
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Transactions in Mutual Funds - transactions in mutual funds that are invested in Martin Marietta securities where the Martin Marietta individual is not specifically directing the investment in specific stock are not subject to this Policy; however, as noted in Section IV.B above, directors and executive officers are not permitted to invest in broker-sponsored or mutual fund-sponsored DRIPs relating to Martin Marietta stock.

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

E.
Trading Window and Pre-Clearance Procedures

To help prevent inadvertent violations of this Policy and U.S. securities laws, Martin Marietta has adopted certain trading window and pre-clearance procedures specified on Exhibit A to this Policy.

V.
SEEKING ADVICE AND NONRETALIATION

Questions about this Policy should be referred to the General Counsel.

No disciplinary or retaliatory action will be taken against an employee or other person for good faith reporting of a suspected violation of this Policy. However, failure to comply or failure to report a violation may result in disciplinary action, including possible termination.

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

Exhibit A

Trading Window and Pre-Clearance Procedures

Martin Marietta has adopted the Pre-clearance Procedures and Quarterly Trading Restrictions specified below. In addition, Martin Marietta may impose Event Specific Trading Restrictions from time to time.

A.
Pre-Clearance Procedures – directors, Section 16 executive officers and other persons designated by the General Counsel from time to time are subject to the following Pre-Clearance Procedures:
a.
No person subject to Pre-Clearance Procedures may engage in any transaction in Martin Marietta securities (other than as specified in Exceptions below) without first obtaining pre-clearance of the transaction from the General Counsel.
b.
A request for pre-clearance should be submitted at least one day in advance of the proposed transaction.
c.
When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about Martin Marietta and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether the requestor has made any non-exempt “opposite-way” transactions within the past six months, which transactions would be prohibited, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable.
d.
The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale.
e.
After receiving clearance to engage in a trade from the General Counsel, the requestor must complete the proposed trade before the Blackout Period (defined below) begins; provided, however, that if the requestor becomes aware of material nonpublic information before the trade is executed or if the General Counsel informs the requestor that the requestor is prohibited from trading, the preclearance is void and the trade must not be made.
f.
For purposes of the Insider Trading Policy and this Addendum, “trading day” means any day that the New York Stock Exchange is open for trading.

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

g.
The General Counsel can adopt additional pre-clearance procedures and restrictions from time to time and will notify impacted employees or directors in such case.
B.
Quarterly Trading Restrictions – directors, executive officers, any employee with access to consolidated financial information, any employee holding a position of Vice President (or equivalent) or more senior, regardless of the area of responsibility, and other persons designed by the General Counsel from time to time are subject to the following Quarterly Trading Restrictions:
a.
No person subject to Quarterly Trading Restrictions may engage in any transaction in Martin Marietta securities (other than as specified in Exceptions below) during a “Blackout Period”, which begins on the 15th day of the last month in each of Martin Marietta’s fiscal quarters and ends at 11:59 p.m. on the trading day that is the date of the public release of Martin Marietta’s earnings results for the previous quarter.
b.
In other words, these persons may only conduct transactions in Martin Marietta securities during the “Open Window Period” beginning on the day after the trading day that is the date of the public release of Martin Marietta’s quarterly earnings and ending at 11:59 p.m. on the 14th day of the last month in each of Martin Marietta’s fiscal quarters.
c.
For example, assuming a regular five-trading day week, if the earnings release is published on Wednesday, trading may begin on the next day (Thursday) and continue until the 14th day of the last month of Martin Marietta’s next fiscal quarter, assuming no event-specific trading restrictions are implemented.

d. Persons subject to the Quarterly Trading Restrictions and related Blackout Period shall be designated by the General Counsel.

C.
Event-Specific Trading Restrictions
a.
From time to time, an event or circumstance may occur that is material to Martin Marietta and is known by only a few directors, executive officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the General Counsel may not trade Martin Marietta securities.
b.
The existence of an Event-Specific Trading Restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person.
c.
Even if the General Counsel has not designated you as a person who should not trade due to an Event-Specific Trading Restriction, you should not trade while aware of material nonpublic information.

Insider Trading Policy

EXHIBIT 19.01

Martin Marietta Materials, Inc. Insider Trading Policy

D.
Exceptions

The Quarterly Trading Restrictions and Event-Specific Trading Restrictions described above do not apply to those transactions to which the Insider Trading Policy does not apply, as described in the Insider Trading Policy under the headings “Transactions Under Corporation Plans,” “Transactions in Mutual Funds” and “Transactions with the Corporation.” Further, the requirement for Pre-Clearance Procedures, the Quarterly Trading Restrictions and Event-Specific Trading Restrictions do not apply to transactions conducted pursuant to pre-established Rule 10b5-1 Plans, described in the Insider Trading Policy under the heading “Rule 10b5-1 Plans.”

Insider Trading Policy